Exhibit 3.1 Amended Articles of Incorporation

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.           Name of corporation:   E MED FUTURE, INC.

2.          The articles have been amended as follows: (provide article numbers, if available)

ARTICLE I

NAME

The name of the Corporation is ACEM HOLDINGS, INC.

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:  3,945,821.

4.           Officer Signature (Required):

/s/Donald Sullivan
Donald Sullivan
President & Chairman of the Board